EXHIBIT 4.4

SHARE REDEMPTION PROGRAM

The board of directors of KBS Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), has adopted a Share Redemption Program (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.        Qualifying Stockholders. “Qualifying Stockholders” are (a) holders of the Company’s shares of Common Stock (the “Shares”) who have held their Shares for at least one year, provided that, if the Company is redeeming all of a stockholder’s Shares, then there is no holding period requirement for Shares purchased pursuant to the Company’s dividend reinvestment plan and (b) stockholders or authorized representatives of stockholders qualifying for the special redemption provisions set forth in paragraphs 6 and 7 below.

2.        Share Redemption. Subject to the terms and conditions of this SRP, including the limitations on redemptions set forth in paragraph 4 and the procedures for redemption set forth in paragraph 5, the Company will redeem such number of Shares as requested by a Qualifying Stockholder.

3.        Redemption Price. Unless the Shares are being redeemed in connection with a stockholder’s death or Qualifying Disability (as defined in paragraph 7 below), the price at which the Company will redeem the Shares of a Qualifying Stockholder is as follows:

           a.        The lower of $9.25 or 92.5% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least one year;

           b.        The lower of $9.50 or 95.0% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least two years;

           c.        The lower of $9.75 or 97.5% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least three years; and

           d.        The lower of $10.00 or 100% of the price paid to acquire the Shares from the Company for stockholders who have held their Shares for at least four years.

Notwithstanding the foregoing, once the Company establishes an estimated value per Share, the redemption price per Share for all stockholders will be equal to the estimated value per Share, as determined by the Company’s advisor or another firm chosen for that purpose. The Company expects to establish an estimated value per Share three years after completion of the Company’s offering stage. The Company will consider its offering stage complete when the Company is no longer publicly offering equity securities and has not done so for one year. The Company will report the redemption price in its annual report and three quarterly reports publicly filed with the Securities and Exchange Commission. For the purpose of determining when the Company’s offering stage is complete, public equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in KBS Limited Partnership, the Company’s operating partnership.

4.        Limitations on Redemption. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to redeem Shares pursuant to paragraphs 2 and 6 hereof is limited as follows:

           a.        Unless the Shares are being redeemed in connection with a stockholder’s death or Qualifying Disability (as defined in paragraph 7), the Company may not redeem Shares until they have been outstanding for one year.

           b.        During any calendar year, the Company may redeem only the number of Shares that the Company can purchase with the net proceeds from the sale of Shares under the Company’s dividend reinvestment plan during the prior calendar year.

           c.        During any calendar year, the Company may redeem no more than 5% of the weighted-average number of Shares outstanding during the prior calendar year.

           d.        The Company has no obligation to redeem Shares if the redemption would violate the restrictions on distributions under Maryland General Corporation Law, as amended from time to time, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

5.        Procedures for Redemption. The Company has engaged a third party to administer the SRP. Upon any change to the identity or the mailing address of the program administrator, the Company will notify stockholders of such change. The Company will redeem Shares on the last business day of each month (the “Redemption Date”). For a stockholder’s Shares to be eligible for redemption in a given month, the program administrator must receive a written redemption request from the stockholder or from an authorized representative of the stockholder setting forth the number of Shares requested to be redeemed at least five business days before the Redemption Date. If the Company cannot repurchase all Shares presented for redemption in any month because of the limitations on redemption set forth in paragraph 4, then the Company will honor redemption requests on a pro rata basis, except that (i) if a pro rata redemption would result in a stockholder owning less than half of the minimum purchase requirement described in the Company’s Registration Statement (registration no. 333-126087) (the “Minimum Purchase Requirement”), then the Company would redeem all of such stockholder’s Shares; and (ii) if a pro rata redemption would result in a stockholder owning more than half but less than all of the Minimum Purchase Requirement, then the Company would not redeem any Shares that would reduce a stockholder’s ownership of Shares below the Minimum Purchase Requirement. If the Company is redeeming all of a stockholder’s Shares, there would be no holding period requirement for Shares purchased pursuant to the Company’s dividend reinvestment plan.

If the Company does not completely satisfy a redemption request at month-end because the program administrator did not receive the request in time or because of the limitations on redemption set forth in paragraph 4, then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date funds are available for redemption, unless the redemption request is withdrawn. Any stockholder can withdraw a redemption request by sending written notice to the program administrator, provided such notice is received at least five business days before the Redemption Date.

6.        Special Provisions upon the Death or Qualifying Disability of a Stockholder. The Company will treat redemption requests made upon the death or Qualifying Disability of a stockholder differently, as follows:

           a.        There is no one-year holding requirement.

           b.        Until the Company establishes an estimated value per share, which the Company expects to be three years after the completion of its offering stage, the redemption price is the amount paid to acquire the Shares from the Company.

           c.        Once the Company has established an estimated value per share, the redemption price will be the estimated value of the Shares, as determined by the Company’s advisor or another firm chosen for that purpose.

Except as specifically set forth in this paragraph 6, redemptions upon the death or Qualifying Disability of a stockholder are subject to the same limitations and terms and conditions as other redemptions, including the limitations on redemptions set forth in paragraph 4 and the redemption request procedures set forth in paragraph 5.

7.        Qualifying Disability Determinations. In order for a disability to entitle a stockholder to the special redemption terms described in paragraph 6 (a “Qualifying Disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the Applicable Governmental Agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the

Applicable Governmental Agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the Applicable Governmental Agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not entitle a stockholder to the special redemption terms described in paragraph 6. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.

As the following disabilities do not entitle a worker to Social Security disability benefits, they do not qualify for special redemption terms, except in the limited circumstances when the investor is awarded disability benefits by the other Applicable Governmental Agencies described above:

           a.        disabilities occurring after the legal retirement age; and

           b.        disabilities that do not render a worker incapable of performing substantial gainful activity.

8.        Termination, Suspension or Amendment of the SRP by the Company. The Company may amend, suspend or terminate the SRP for any reason upon thirty days notice to the Company’s stockholders. The Company may provide notice by including such information in its annual or quarterly reports publicly filed with the Securities and Exchange Commission or in a separate mailing to the stockholders, accompanied by a disclosure in a current or periodic report under the Securities Exchange Act of 1934.

The SRP provides stockholders a limited ability to redeem Shares for cash until a secondary market develops for the Shares. If and when such a secondary market develops, the SRP will terminate.

9.        Address for Notice of Redemption Requests. Qualifying Stockholders who desire to redeem their shares must provide written notice to the Company at KBS Real Estate Investment Trust, c/o Phoenix Transfer, Inc., 2401 Kerner Boulevard, San Rafael, CA 94901.

10.        Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act.

11.        Governing Law. The SRP shall be governed by the laws of the State of Maryland.